Exhibit 99.4

Post to the Yahoo! Advertising Blog on November 1, 2011 regarding Yahoo!’s announced agreement to acquire interclick

Yahoo! Announces Agreement to Acquire interclick

The pending acquisition will bring top sales team and audience-targeting technology to Yahoo!

As the online marketplace grows larger and more complex, it’s harder for marketers to find and target the right audiences for their messages. Yahoo! continues its commitment to investment in the performance display space by agreeing to acquire interclick, a technology company that provides solutions for data-driven advertising and brings audience-targeting technology that’s tailored to work in large, diverse markets.

“Interclick’s innovative platform will allow Yahoo! to expand its targeting and data capabilities to deliver campaigns with stronger performance metrics,” said Wayne Powers, SVP, Advertising Sales for Yahoo!’s North America region. “When the acquisition closes, interclick’s technology and team expertise, combined with Yahoo!’s scale and advertising leadership, will deliver a powerful solution for marketers.”

The interclick acquisition is intended to benefit Yahoo! and its advertisers in two ways:

•	Adding a proprietary audience-targeting technology platform called Open Segment Manager (OSM).

•	Adding a team that is experienced in selling audiences across varied sources of pooled supply.

OSM is optimized to work with large data volumes, real-time marketplaces and multivendor solutions. It aggregates and organizes billions of data points from third-party providers to deliver consumer insights, scalable audiences, and effective campaign execution.

Last February, interclick added another dimension to OSM by integrating a groundbreaking video platform that lets marketers measure and analyze how their display and video campaigns impact each other. This refinement allows marketers to refine their cross-channel online campaigns in real time.

Interclick combines innovative technology with its team’s analytical expertise and media fulfillment to help marketers drive successful campaigns, an approach that Yahoo! will continue after the acquisition’s close. Over time, Yahoo! will incorporate interclick’s capabilities into the Yahoo! ad platform and collaborate on ways to further drive campaign performance. The acquisition is expected to close by early 2012.

--- The Team

This blog post contains a hyperlink to the announcement press release filed on Schedule TO-C by Yahoo on November 1, 2011. This blog post also includes a hyperlink to a section of interclick’s website, a screenshot of which is provided below.

Interclick Previous Release Next Release February 24, 2011 interclick Launches Online Video Platform Latest Innovation Breaks Down the Wall Between Video and Display Campaigns. Setting a New Industry Standard for Cross-Media Analytics NEW YORK, Feb. 24, 2011 (GLOBE NEWSWIRE) -- interdick, inc. (Nasdaq:ICLK) announces the launch of its innovative video advertising platform, building upon the Company’s exceptional suite of data-driven advertising services. The video platform is integrated into OSM, interclick’s data valuation platform, allowing marketers for the first time to quantify how their display and video campaigns impact each other, advancing interclick as a “one-stop-shop” for brands looking for a holistic approach to diversified online campaigns. Unlike any other solution, interclick’s reporting capabilities enable marketers to properly quantify the connection between their video and display campaigns. These tools take online reporting further, delivering depth of detail that allows brands to refine campaign strategy in real time to either maximize brand impact or accelerate actions that drive product sales. “OSM allows us to provide marketers with the analytics that solve many of the buying challenges that they have faced over the past few years,” said Michael Katz, CEO of interclick. “By being able to quantify the impact of video on display, and vice versa, we are helping clients build consistent cross-channel executions, and improve their overall marketing strategies” In addition to the unique analytics, the video platform also enlists interclick’s standard-setting level of transparency and premium media, interclick’s inventory partners feature many of the comScore top 250, ensuring that campaigns reach customized audiences in a brand friendly context. About interdick interclick, inc. (Nasdaq:ICLK) is a technology company providing solutions for data-driven advertising. Combining scalable media execution capabilities with analytical expertise, interclick delivers exceptional results for marketers. The Company’s proprietary Open Segment Manager (OSM) platform organizes and valuates billions of data points daily to construct the most responsive digital audiences for major digital marketers. For more information, visit http://www.interclick.com. CONTACT: Ogilvy PR Public Relations Siobhan Aalders (212) 880-5341

Additional Information

The tender offer described in this communication has not yet commenced. The description contained herein is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of interclick’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase and other related materials that Purchaser intends to file with the Securities and Exchange Commission (the “SEC”). In addition, interclick intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, interclick stockholders will be able to obtain the tender statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement on Schedule 14D-9 and related materials with respect to the offer, free of charge on the SEC’s website at www.sec.gov, from the information agent named in the tender offer materials or from Yahoo!. Interclick’s stockholders are advised to read these documents, any amendments to these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer.

Forward Looking Statements

This communication contains forward-looking statements concerning the proposed acquisition, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that the parties believe or anticipate will or may occur in the future. Risks and uncertainties may cause actual results and benefits of the proposed acquisition to differ materially from management expectations. Potential risks and uncertainties include, among others: general economic conditions and conditions affecting the industries in which Yahoo! and interclick operate; the uncertainty of regulatory approval; the parties’ ability to satisfy the tender offer and merger agreement conditions and consummate the transaction; Yahoo!’s ability to successfully integrate interclick’s operations and employees with Yahoo!’s existing business; the ability to realize anticipated growth, synergies and cost savings; and interclick’s performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Yahoo!’s SEC filings, including Yahoo!’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011 as well as interclick’s SEC filings, including interclick’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011. These forward-looking statements speak only as of the date of this communication and neither Yahoo! nor interclick assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.